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                                  EXHIBIT 11
                                  ----------

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                 Years Ended March 31,
                                           ------------------------------------
                                              2000         1999         1998
                                              ----         ----         ----

Weighted average number
  of common shares outstanding used
  in basic EPS calculation                  203,981      209,786      212,602

Add common stock equivalents
  for shares issuable under
  Stock Option Plans                          2,720        3,566        1,026
                                           --------      -------      -------

Weighted average number of shares
  outstanding adjusted for common
  stock equivalents                         206,701      213,352      213,628
                                           ========      =======      =======

Net income                                 $ 62,036      157,364      142,177
Basic earnings per share                   $    .30          .75          .67
Diluted earnings per share                 $    .30          .74          .67